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Exhibit 99.1

[Logo]

     KPMG LLP
     Chartered Accountants
     Yonge Corporate Centre                            Telephone (416) 228-7000
     4120 Yonge Street, Suite 500                      Telefax (416) 228-7123
     North York ON M2P 2B8                             www.kpmg.ca
     Canada





Mr.  Terry Cooke
Chairman and President
Power Kiosks, Inc.
181 Whitehall Drive
Markham, Ontario
L3R 9T1



June 11, 2001


Dear Mr. Cooke:

We have not been able to complete the quarter review of Power Kiosks, Inc. for the quarter ended April 30, 2001 due to not receiving the draft financial statements in time to complete our review.


Yours very truly,

/s/ Patrick A.  Ryan
Patrick A.  Ryan
Partner
(416) 288-7199

/sf